As filed with the Securities and Exchange Commission on November 18, 2004

Registration No. 333-119374

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO THE

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATRIXONE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-0372301
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

210 Littleton Road, Westford, Massachusetts 01886

(978) 589-4000

(Address, Including Zip Code and Telephone Number, Including Area Code of Principal Executive Offices)

Mark F. O’Connell

MatrixOne, Inc.

210 Littleton Road

Westford, Massachusetts 01886

(978) 589-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Barbara M. Johnson, Esq.

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

(617) 248-7000

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock	2,303,745	$4.765	$10,977,344.93	$1,390.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this prospectus will also cover an indeterminable number of additional shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares of common stock to be offered by the selling stockholders.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(3)	Pursuant to Rule 457(c) of the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of the Common Stock of MatrixOne, Inc. on the Nasdaq National Market on September 27, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES REGISTERED HEREUNDER MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated November 18, 2004.

PROSPECTUS

MATRIXONE, INC.

2,303,745 Shares

Common Stock

This prospectus relates to 2,303,745 shares of our common stock held by the selling stockholders. We will not receive any proceeds from the sale of these shares by the selling stockholders. We have agreed to bear substantially all of the expenses in connection with the registration and resale of the shares (other than selling commissions and fees).

The selling stockholders acquired the offered shares directly from MatrixOne upon the consummation of MatrixOne’s acquisition of Synchronicity Software, Inc. The selling stockholders, or their permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is quoted on the Nasdaq National Market under the symbol “MONE”. On November 16, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $6.36 per share.

Investing in our common stock involves risk.

See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospective investors should rely only on the information contained in this prospectus or information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide prospective investors with information that is different.

Neither the delivery of this prospectus, nor any sale of the shares, shall create any implication that the information in this prospectus is correct after the date hereof.

The date of this prospectus is November     , 2004.

MATRIXONE, INC.

MatrixOne, Inc. is a provider of collaborative product lifecycle management (“PLM”) solutions. Our solutions enable companies from a broad range of industries to accelerate innovation and time to market and drive efficiencies into the product development processes by allowing for the collaborative development, building and management of their products. Our interoperable solutions bring together people, processes, content and systems throughout global value chains of employees, customers, suppliers and partners to achieve a competitive advantage by bringing the right products and services to market cost-effectively. By unifying and streamlining processes across the product lifecycle, companies can easily work on projects with parties inside and outside of their enterprises to achieve greater efficiency and profitability. In addition, our technology enables companies to adapt, react and scale quickly to address their ever-changing business requirements.

Our collaborative PLM solutions are based on our suite of software products, collectively referred to as Matrix10™. Our Matrix10 offering is a comprehensive and flexible PLM environment that consists of three components: the Matrix PLM Platform™, our Business Process Applications™ and our Enterprise Integration offerings. These products allow our customers to address many critical business issues, including:

•	Gaining visibility, control and measurement of product investments;

•	Turning customer and market requirements into product design;

•	Achieving synchronous design between the electronics, mechanical packaging and the software development involved in bringing a new product to market;

•	Enabling global product development to harness the power of global resources;

•	Collaborating with suppliers as early as possible in the product development process; and

•	Ensuring regulatory compliance.

We also offer a variety of services that complement our PLM software. Our professional services personnel provide rapid and cost-effective implementation, integration and other consulting services. These personnel capture and model the specific business processes that reflect our customers’ planning, design, manufacturing, sales and service practices. We also provide training, maintenance and customer support services to continuously enhance the value of our products to our customers. In addition, we have a global network of systems integrators who are experienced in providing implementation and integration services to our customers. Many of our customers use their preferred systems integrators or perform their own implementations.

We incorporated in Delaware under the name Adra Systems, Inc. in July 1983. In October 1997, we changed our name to MatrixOne, Inc. and in May 1998, we sold our legacy design and manufacturing software business, Adra Systems, to focus on our PLM solutions. Our principal executive offices are located at 210 Littleton Road, Westford, Massachusetts 01886 and our telephone number is (978) 589-4000. Our Internet address is www.matrixone.com. The information contained on our website is not incorporated by reference in this prospectus nor elsewhere in the registration statement.

RECENT DEVELOPMENTS

On August 4, 2004, we acquired Synchronicity Software, Inc. (“Synchronicity”), a provider of electronic design management, team collaboration and intellectual property (“IP”) reuse solutions for the global electronics industry, for an aggregate purchase price of $4.5 million in cash and the issuance of approximately 2.3 million shares of our common stock (the “Merger Consideration”).

Synchronicity’s products provide a comprehensive company-wide and business-to-business solution to the problem of managing collaboration among design chain members developing complex electronic products and the embedded software and firmware which support these products. Synchronicity solutions manage design process complexity, enable and connect the development chain and provide infrastructure for managing intellectual property. Synchronicity’s software is designed to be highly scalable and flexible to manage the varying user demands and sizes of product design chains.

The Synchronicity Developer Suite is a series of software solutions designed to enhance collaboration at each major stage in the product design process. This suite of applications is used to increase overall team productivity by tightly integrating threaded communications, issue tracking and management reporting with secure multi-site version control, release and configuration management.

Synchronicity’s Publisher Suite and Consumer Suite are solutions for a complete design reuse infrastructure. The Publisher Suite is not only targeted at building an enterprise IP reuse system, but also for business-to-business collaboration in the electronic design chain. The Consumer Suite allows for IP consumers to have easy catalog access and data transfer.

MatrixOne acquired Synchronicity by means of a merger of Synchronicity and InSync Merger Corporation, a Delaware corporation and wholly owned subsidiary of MatrixOne International, Inc., a Delaware corporation and a wholly owned subsidiary of MatrixOne (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of June 4, 2004 (the “Merger Agreement”).

As a result of the Merger, Synchronicity became an indirect wholly owned subsidiary of MatrixOne in exchange for the Merger Consideration. Pursuant to the Merger Agreement (i) each share of Synchronicity common stock was converted into the right to receive an amount in cash equal to $0.10, (ii) each share of Synchronicity Series A Preferred Stock was converted into the right to receive an amount in cash equal to $0.10, (iii) the Subordinated Secured Convertible Promissory Notes dated July 31, 2003 and January 30, 2004 were converted into the right to receive a number of shares of our common stock based upon their preferences and outstanding principal and accrued interest, as prescribed in the Merger Agreement, and (iv) each share of Synchronicity Series B, C, D and E Preferred Stock was converted into 0.274, 0.303, 0.087 and 0.263 shares, respectively, of our common stock. All of the outstanding options to purchase shares of Synchronicity common stock granted under Synchronicity’s 1996 Stock Option Plan and 1999 Stock Option and Incentive Plan were cancelled and retired.

Pursuant to the Merger Agreement, MatrixOne entered into a Payment, Exchange and Escrow Agreement dated as of August 4, 2004 (the “PE&E Agreement”), providing for the deposit of a portion of the Merger Consideration equal to (i) approximately $546,000 in cash and (ii) 691,124 shares of our common stock, to be held for the benefit of certain noteholders and stockholders of Synchronicity and to be used to indemnify MatrixOne against certain losses, if any, in accordance with the Merger Agreement. Additionally, we entered into the Registration Rights Agreement dated as of August 4, 2004 (the “Registration Rights Agreement”), providing that we prepare and file this Registration Statement on Form S-3 to register the common stock issued as Merger Consideration on September 1, 2004 or as promptly as practicable thereafter. Pursuant to the Registration Rights Agreement, we are required to use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as possible after the filing and to keep such Registration Statement continuously effective until such date as is the earlier of (x) the date when all shares of our common stock covered by such Registration Statement have been sold, (y) the date on which all of our common stock covered by such Registration Statement may be sold without registration pursuant to Rule 144(k) of the Securities Act or (z) the first anniversary of the date such Registration Statement is declared effective.

The issuance of the shares of our common stock in connection with the Merger was exempt from registration in reliance upon Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. In addition, we did not offer or sell any of these shares by any form of general solicitation or general advertising.

The description of the transactions consummated pursuant to the terms and conditions of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, the PE&E Agreement and the Registration Rights Agreement, copies of which are attached to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 10, 2004, as Exhibits 2.1, 2.2 and 4.1, respectively.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occur, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties may also impair our business operations.

We Have a History of Losses, and We May Incur Losses in the Future and May Not Achieve or Maintain Profitability

We have incurred substantial net losses in the past, and we may incur net losses in future periods. We incurred net losses of approximately $1.9 million, $16.2 million and $24.5 million in the three months ended October 2, 2004, fiscal 2004 and 2003, respectively. As of October 2, 2004, we had an accumulated deficit of approximately $101.3 million. We will need to generate increases in revenues to achieve and maintain profitability, and we may not be able to do so. If our revenues grow more slowly than we anticipate or decline or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, our business will be significantly and adversely affected. Although we have implemented restructuring programs to better align our operations and cost structure with market conditions, these programs may not be sufficient for us to achieve profitability in any future period. Even if we achieve profitability in the future on a quarterly or annual basis, we may not be able to sustain or increase profitability. Failure to achieve profitability or achieve and sustain the level of profitability expected by investors and securities analysts may adversely affect the market price of our common stock.

The Uncertain Computer Software and Services Market and Worldwide Economic Conditions May Result in Decreased Revenues and Operating Losses

The revenue growth and profitability of our business depends on the overall demand for computer software and services, particularly in the market segments in which we compete. If the demand for computer software and services softens or fails to grow as a result of the uncertain economy, our revenues may decrease resulting in operating losses. In this uncertain economy, we may not be able to effectively maintain existing levels of software and service revenues, promote future growth in our software and services revenues or achieve or maintain profitability.

Our Quarterly Revenues and Operating Results Are Likely to Fluctuate and if We Fail to Meet the Expectations of Management, Securities Analysts or Investors, Our Stock Price Could Decline

Our quarterly revenues and operating results are difficult to predict, have varied significantly in the past and are likely to fluctuate significantly in the future. We typically realize a significant percentage of our revenues for a fiscal quarter in the second half of the third month of the quarter. Accordingly, our quarterly results may be difficult or impossible to predict prior to the end of the quarter. Any inability to obtain sufficient orders or to fulfill shipments in the period immediately preceding the end of any particular quarter may cause the results for that quarter to fall short of our revenues targets. Any disruption in our ability to conduct our business which occurs will likely have a material adverse effect on our operating results for that quarter. In addition, we base our current and future expense levels in part on our estimates of future revenues. Our expenses are largely fixed in the short term. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Accordingly, a shortfall in revenues in a particular quarter would have an adverse effect on our operating results for that quarter.

In addition, our quarterly operating results may fluctuate for many reasons, including, without limitation:

•	changes in demand for our products and services, including seasonal differences;

•	changes in the mix of our software license and service revenues;

•	changes in the mix of the licensing of our Matrix PLM Platform, Business Process Applications and Enterprise Integration products;

•	the amount of royalty payments due to third-parties on our Business Process Applications and Enterprise Integration software products;

•	changes in the mix of domestic and international revenues;

•	variability in the mix of professional services performed by us and systems integrators; and

•	the amount of training we provide to systems integrators and Alliance Partners related to our products and their implementation.

For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts or investors. If a shortfall in revenues occurs, the market price of our common stock may decline significantly.

Our Lengthy and Variable Sales Cycle Makes it Difficult for Us to Predict When or if Sales Will Occur and Therefore We May Experience an Unplanned Shortfall in Revenues

Our products have a lengthy and unpredictable sales cycle that contributes to the uncertainty of our operating results. Customers view the purchase of our software as a significant and strategic decision. As a result, customers generally evaluate our software products and determine their impact on existing infrastructure over a lengthy period of time. Our sales cycle has historically ranged from approximately one to nine months based on the customer’s need to rapidly implement a solution and whether the customer is new or is extending an existing implementation. The license of our software products may be subject to delays if the customer has lengthy internal budgeting, approval and evaluation processes. We may incur significant selling and marketing expenses during a customer’s evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the customer places an order with us. Customers may also initially purchase a limited number of licenses before expanding their implementations. Larger customers may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a specific customer for a particular quarter are not realized or are delayed to another quarter, we may experience an unplanned shortfall in revenues, which could significantly and adversely affect our operating results.

We May Not Achieve Our Anticipated Revenues if Large Software and Service Orders Expected in a Quarter Are Not Placed or Are Delayed

Although we license our software to numerous customers in any quarter, a single customer often represents more than 10% of our quarterly revenues. We expect that revenues from large orders will continue to represent a large percentage of our total revenues in future quarters. A customer may determine to increase its number of licenses and expand its implementation of our software throughout its organization and to its customers, suppliers and other business partners only after a successful initial implementation. Therefore, the timing of these large orders is often unpredictable. If any large order anticipated for a particular quarter is not realized, delayed to another quarter or significantly reduced, we may experience an unplanned shortfall in revenues, which could significantly and adversely affect our operating results.

If Our Existing Customers Do Not License Additional Software Products From Us, We May Not Achieve Growth in Our Revenues

Our customers’ initial implementations of our software often include a limited number of licenses. Customers may subsequently add licenses as they expand the implementations of our products throughout their enterprises or add software applications designed for specific functions. Therefore, it is important that our customers are satisfied with their initial product implementations. If we do not increase licenses to existing customers, we may not be able to achieve growth in our revenues, which could significantly and adversely affect our operating results.

We Must Overcome Significant Challenges in Integrating Business Operations and Product Offerings to Realize the Benefits of our Recent Acquisition of Synchronicity

We will not achieve the anticipated benefits of our acquisition of Synchronicity unless we successfully combine and integrate the business operations and products of the two companies in a timely and effective manner. Integration will be a complex, time-consuming and expensive process and may result in revenue disruption and operational difficulties. We must operate with Synchronicity as a combined organization utilizing common information communication systems, operating procedures, financial controls and human resource practices. We may experience substantial difficulties, costs and delays involved in the integration of the Synchronicity acquisition. These difficulties, costs and delays may include:

•	the difficulties of integrating international and domestic operations;

•	the disruption of our ongoing business and diversion of management resources;

•	an incompatibility of the business cultures;

•	the difficulty of incorporating acquired technology into our products and services;

•	unanticipated expenses related to integration of operations;

•	the impairment of relationships with employees and customers due to integration of new personnel;

•	unknown liabilities associated with the acquired business and technology;

•	costs and delays in implementing common systems and procedures, including financial accounting systems and customer information systems; and

•	inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel.

We may not succeed in addressing these risks or any other problems encountered in connection with the integration of the acquisition. If we are not successful in integrating the Synchronicity acquisition, we may not realize the anticipated benefits of the acquisition and the market price of our common stock may decline.

We operate in a highly competitive environment, characterized by rapid technological change and evolution of standards and frequent new product introductions. To obtain the full potential benefits of the acquisition, we must promptly integrate our business operations, technology and product offerings. We cannot assure you that we will be able to integrate their technology offerings and operations quickly and smoothly. We may be required to spend additional time or money on integration that would otherwise be spent on developing our business or on other matters. If we do not integrate our operations and technology smoothly or if management spends too much time on integration issues, it could harm our business, financial condition and results of operations and diminish the benefits of the acquisition as well as harm our existing business.

There May Be Sales of Substantial Amounts of Our Common Stock Upon the Effectiveness of this Registration Statement Which Could Cause Our Stock Price to Fall

We issued approximately 2.3 million shares of our common stock as part of the aggregate purchase price to acquire Synchronicity, which are being publicly registered pursuant to this registration statement (of which this prospectus is a part). A substantial number of shares of our common stock may be sold into the public market within a short period of time after the effectiveness of this registration statement. A sale of a large number of newly released shares of our common stock could therefore result in a sharp decline in the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock.

Future Acquisitions May Negatively Affect Our Ongoing Business Operations and Our Operating Results

We may further expand our operations or market presence by acquiring or investing in additional businesses, products or technologies that complement our business, increase our market coverage, enhance our technical capabilities or otherwise offer opportunities for growth. These transactions create risks such as:

•	difficulty assimilating the operations, technology, products and personnel we acquire;

•	disruption of our ongoing business;

•	diversion of management’s attention from other business concerns;

•	one-time charges and expenses associated with amortization of purchased intangible assets; and

•	potential dilution to our stockholders.

Our inability to address these risks could negatively impact our operating results. Moreover, any future acquisitions, even if successfully completed, may not generate any additional revenues or provide any benefit to our business.

The Market for Our PLM Software Is Rapidly Changing and Demand for PLM Software Could Decline

The market for PLM software is rapidly changing. We cannot be certain that this market will continue to develop and grow or that companies will choose to use our products rather than attempting to develop alternative platforms and applications internally or through other sources. If we fail to establish a significant base of customer references, our ability to market and license our products successfully may be reduced. Companies that have already invested substantial resources in other methods of sharing information during the design, manufacturing and supply process may be reluctant to adopt new technology or infrastructures that may replace, limit or compete with their existing systems or methods. We expect that we will continue to need to pursue intensive marketing and selling efforts to educate prospective customers about the uses and benefits of our products. Therefore, demand for and market acceptance of our software products is subject to a high level of uncertainty.

If We Are Not Successful in Developing New Products and Services that Keep Pace with Technology, Our Operating Results Will Suffer

The market for our software is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize our expectations regarding our operating results, we depend on our ability to:

•	develop, in a timely manner, new software products and services that keep pace with developments in technology;

•	meet evolving customer requirements; and

•	enhance our current product and service offerings and deliver those products and services through appropriate distribution channels.

We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to our products or new products that respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products, our operating results will suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and our business could be materially harmed.

We May Not Achieve Anticipated Revenues if Market Acceptance of Our Software Does Not Continue

We believe that revenues from licenses of our software, together with revenues from related professional services, training and maintenance and customer support services, will account for substantially all of our revenues for the foreseeable future. Our future financial performance will depend on market acceptance of our software, including our Matrix PLM Platform, Business Process Applications and Enterprise Integration products, and any upgrades or enhancements that we may make to our products in the future. As a result, if our software does not achieve and maintain widespread market acceptance, we may not achieve anticipated revenues. In addition, if our competitors release new products that are superior to our software, demand for our products may not accelerate and could decline. If we are unable to increase the number and scope of our Business Process Applications and Enterprise Integration products or ship or implement any upgrades or enhancements to our products when planned, or if the introduction of upgrades or enhancements causes customers to defer orders for our existing products, we also may not achieve anticipated revenues.

We Will Not Succeed Unless We Can Compete in Our Markets

The markets in which we offer our software and services are intensely competitive and rapidly changing. Furthermore, we expect competition to intensify, given the newly emerging nature of the market for PLM software and consolidation in the software industry in general. We will not succeed if we cannot compete effectively in these markets. Competitors vary in size and in the scope and breadth of the products and services they offer. Many of our actual or potential competitors have significant advantages over us, including, without limitation:

•	larger and more established selling and marketing capabilities;

•	significantly greater financial, engineering and other resources;

•	greater name recognition and a larger installed base of customers; and

•	well-established relationships with our existing and potential customers, systems integrators, complementary technology vendors and Alliance Partners.

As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. Our competitors may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Accordingly, we may not be able to maintain or expand our revenues if competition increases and we are unable to respond effectively.

As competition in the PLM software market intensifies, new solutions will come to market. Our competitors may package their products in a manner that may discourage customers from licensing our software. Also, current and potential competitors may establish cooperative relationships among themselves or with third-parties or adopt aggressive pricing policies to gain market share. Consolidation in the industry also results in larger competitors that may have significant combined resources with which to compete against us. Increased competition could result in reductions in price and revenues, lower profit margins, loss of customers and loss of market share. Any one of these factors could materially and adversely affect our business and operating results.

We Depend on Licensed Third-Party Technology, and the Ability to Interoperate with Third Party Technology, the Loss of Which Could Adversely Impact the Licensing of Our Products, or Result in Increased Costs of or Delays in Licensing Our Products

We license technology from several companies on a non-exclusive basis that is integrated into many of our products. We also license certain enterprise interoperability products from third-parties for the purposes of enabling our products to interoperate with third party application products. We anticipate that we will continue to license technology from third-parties in the future. This software may not continue to be available on commercially reasonable terms, or at all. Some of the software we license from third-parties would be difficult and time-consuming to replace. The loss of any of these technology licenses could result in delays in the licensing of our products until equivalent technology, if available, is identified, licensed and integrated. The loss of the ability to integrate to any of the third party products could also adversely impact the licensing of our products. In addition, the effective implementation of our products may depend upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products may prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation.

We Could Incur Substantial Costs Defending Our Intellectual Property from Claims of Infringement

The software industry is characterized by frequent litigation regarding copyright, patent and other intellectual property rights. We may be subject to future litigation based on claims that our products infringe the intellectual property rights of others or that our own intellectual property rights are invalid. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products overlaps. From time to time, we have received correspondence from competitors asserting potential infringement of intellectual property rights or other claims based upon the integration of our software with one or more of their software offerings; such integrations are typically performed at the request of mutual customers. Claims of infringement could require us to reengineer or rename our products or seek to obtain licenses from third-parties in order to continue offering our products. Licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all. Even if successfully defended, claims of infringement could also result in significant expense to us and the diversion of our management and technical resources.

Our Revenues Could Decline if We Do Not Develop and Maintain Successful Relationships with Systems Integrators, Complementary Technology Vendors and Alliance Partners

We pursue business alliances with systems integrators, complementary technology vendors and Alliance Partners to endorse our software, implement our software, provide customer support services, promote and resell products that integrate with our products and develop industry-specific software products. These alliances provide an opportunity to license our products to our Alliance Partners’ installed customer bases. In many cases, these parties have established relationships with our existing and potential customers and can influence the decisions of these customers. We rely upon these companies for recommendations of our products during the evaluation stage of the purchasing process, as well as for implementation and customer support services. A number of our competitors have strong relationships with these systems integrators, complementary technology vendors and Alliance Partners who, as a result, may be more likely to recommend our competitors’ products and services. In addition, some of our competitors have relationships with a greater number of these systems integrators, complementary technology vendors and Alliance Partners and, therefore, have access to a broader base of enterprise customers. If we are unable to establish, maintain and strengthen these relationships, we will have to devote substantially more resources to the selling and marketing, implementation and support of our products. Our efforts may not be as effective as these systems integrators, complementary technology vendors and Alliance Partners, which could significantly harm our operating results.

We May Not Be Able to Increase Revenues if We Do Not Expand Our Sales and Distribution Channels and Improve Our Sales Productivity

We will need to expand our direct and indirect global sales operations and improve our sales productivity in order to increase market awareness and acceptance of our software and generate increased revenues. We market and license our products directly through our sales organization and indirectly through our global Alliance Partner and distributor network.

Our ability to increase our global direct sales organization will depend on our ability to recruit, train and retain sales personnel with advanced sales skills and technical knowledge. Competition for qualified sales personnel is intense in our industry. In addition, it may take up to nine months for a new sales person to become fully productive. If we are unable to hire or retain qualified sales personnel, or if newly hired or existing sales personnel fail to develop the necessary skills, reach productivity more slowly than anticipated or are not able to maintain an expected level of productivity, we may have difficulty licensing our products, and we may experience a shortfall in anticipated revenues.

In addition, we believe that our future success is dependent upon expansion of our indirect global distribution channel, which consists of our relationships with a variety of systems integrators,

complementary technology vendors and distributors. We cannot be certain that we will be able to maintain our current relationships or establish relationships with additional distribution partners on a timely basis, or at all. Our distribution partners may not devote adequate resources to promoting or selling our products and may not be successful. In addition, we may also face potential conflicts between our direct sales force and third-party reselling efforts. Any failure to expand our indirect global distribution channel or increase the productivity of this distribution channel could result in lower than anticipated revenues.

Our International Operations Expose Us to Business Risks Which Could Cause Our Operating Results to Suffer

Our international revenues and expenses are generally transacted by our foreign subsidiaries in their respective countries and are typically denominated in local currency. Approximately 33.0%, 41.1% and 35.6% of our total revenues for the three months ending October 2, 2004, fiscal 2004 and 2003, respectively, were from our foreign subsidiaries. In addition, approximately 25.9%, 28.4% and 26.9% of our expenses for the three months ending October 2, 2004, fiscal 2004 and 2003, respectively, were from our foreign subsidiaries. At October 2, 2004 and July 3, 2004, approximately 20.1% and 21.7%, respectively, of our total assets were located at our foreign subsidiaries. Many of our customers have operations in numerous locations around the globe. In order to attract, retain and service multi-national customers, we have to maintain strong direct and indirect sales and support organizations in Europe and Asia/Pacific. Our ability to penetrate international markets may be impaired by resource constraints and our ability to hire qualified personnel in foreign countries. We face a number of risks associated with conducting business internationally, which could negatively impact our operating results, including, without limitation:

•	difficulties relating to the management, administration and staffing of a globally-dispersed business;

•	longer sales cycles associated with educating foreign customers on the benefits of our products and services;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in providing customer support for our products in multiple time zones;

•	currency fluctuations and exchange rates;

•	limitations on repatriation of earnings of our foreign operations;

•	the burdens of complying with a wide variety of foreign laws;

•	reductions in business activity during the summer months in Europe and certain other parts of the world;

•	multiple and possibly overlapping tax structures;

•	negative tax consequences such as withholding taxes and employer payroll taxes;

•	language barriers;

•	the need to consider numerous international product characteristics;

•	different accounting practices;

•	import/export duties and tariffs, quotas and controls;

•	complex and inflexible employment laws;

•	economic or political instability in some international markets; and

•	conflicting international business practices.

We believe that expansion into new international markets will be necessary for our future success. Therefore, a key aspect of our strategy is to continue to expand our presence in foreign markets. We may not succeed in our efforts to enter new international markets. If we fail to do so, we may not be able to maintain existing levels of revenues and promote growth in our revenues. This international expansion may be more difficult or time-consuming than we anticipate. It is also costly to establish and maintain international facilities and operations and promote our products internationally. Thus, if revenues from international activities do not offset the expenses of establishing and maintaining foreign operations, our operating results will suffer.

Our Services Revenues and Operating Results May Be Adversely Affected if We Are Not Able to Maintain the Billing and Utilization Rates for Our Professional Services Personnel

The billing rates we charge for our professional services and the utilization, or chargeability, of our professional services personnel are significant components of our services revenues, gross margin and operating results. Our billing rates are affected by a number of factors, including the introduction of new services or products by our competitors, the pricing policies of our competitors, demand for professional services and general economic conditions. Our utilization rates are also affected by a number of factors, including seasonal trends, our ability to transition employees from completed professional services engagements to new engagements and our ability to forecast demand of our professional services and thereby maintain an appropriate headcount. Many of the above factors are beyond our control. Accordingly, if we are not able to maintain the rates we charge for our professional services or an appropriate utilization for our professional services personnel, our service revenues and gross profit are likely to decline, which would adversely affect our operating results.

We Occasionally Perform Professional Services Engagements on a Fixed-Price Basis, Which Could Cause a Decline in Our Gross Margins

We occasionally perform professional services engagements on a fixed-price basis. Prior to performing a fixed-price professional services engagement, we estimate the amount of work involved for the engagement. However, we may underestimate the amount of time or resources required to complete a professional services engagement, and we may not be able to charge the customer for the additional work performed. If we do not correctly estimate the amount of time or resources required for a professional services engagement and we are not able to charge the customer for the additional work performed, our gross profit would decline, which would adversely affect our operating results.

If Systems Integrators Are Not Available or Fail to Perform Adequately, Our Customers May Suffer Implementation Delays and a Lower Quality of Customer Service, and We May Incur Increased Expenses

Systems integrators often are retained by our customers to implement our products. If experienced systems integrators are not available to implement our products, we will be required to provide these services internally, and we may not have sufficient resources to meet our customers’ implementation needs on a timely basis. Use of our professional services personnel to implement our products would also increase our expenses. In addition, we cannot control the level and quality of service provided by our current and future implementation partners. If these systems integrators do not perform to the satisfaction of our customers, our customers could become dissatisfied with our products, which could adversely affect our business and operating results.

We Depend on Our Key Personnel to Manage Our Business Effectively, and if We Are Unable to Retain Key Personnel, Our Ability to Compete Could Be Harmed

Our ability to implement our business strategy and our future success depends largely on the continued services of our executive officers and other key engineering, sales, marketing and support personnel who have critical industry or customer experience and relationships. The loss of the technical knowledge and management and industry expertise of any of these key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could materially and adversely affect our operating results. In addition, our future performance depends upon our ability to attract and retain highly qualified sales, engineering, marketing, services and managerial personnel, and there is intense competition for such personnel. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer significantly.

Our Products May Contain Defects that Could Harm Our Reputation, Be Costly to Correct, Delay Revenues and Expose Us to Litigation

Despite testing by us, our Alliance Partners and our customers, errors may be found in our products after commencement of commercial shipments. We and our customers have from time to time discovered errors in our software products. In the future, there may be additional errors and defects in our software. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in loss of or delay in market acceptance of our products and damage to our reputation and our ability to convince commercial users of the benefits of our products. In addition, we may need to make significant expenditures of capital resources in order to eliminate errors and failures. Since our products are used by customers for mission-critical applications, errors, defects or other performance problems could also result in financial or other damages to our customers, who could assert warranty and other claims for substantial damages against us. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that such provisions may not be effective or enforceable under the laws of certain jurisdictions. In addition, our insurance policies may not adequately limit our exposure with respect to such claims. A product liability claim, even if unsuccessful, would be costly and time-consuming to defend and could harm our business.

If We Are Unable to Obtain Additional Capital as Needed in the Future, Our Business May Be Adversely Affected and the Market Price for Our Common Stock Could Significantly Decline

We have been unable to fund our operations using cash generated from our business operations and have financed our operations principally through the sale of securities. We may need to raise additional debt or equity capital to fund an expansion of our operations, to enhance our products and services, or to acquire or invest in complementary products, services, businesses or technologies. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available on terms favorable to us, our business may be adversely affected and the market price for our common stock could significantly decline.

Our Business May be Adversely Affected by Securities Class Action Litigation

On April 19, 2002, a consolidated amended class action complaint was filed in the United States District Court for the Southern District of New York. The complaint, which superseded five virtually identical complaints that had been filed from July 24, 2001 to September 5, 2001, names as defendants the Company, two of our officers, and certain underwriters involved in our initial public offering of common stock (“IPO”). The complaint is allegedly brought on behalf of purchasers of our common stock during the period from February 29, 2000 to December 6, 2000 and asserts, among other things, that our IPO prospectus and registration statement violated federal securities laws because they contained material misrepresentations and/or omissions regarding the conduct of our IPO underwriters in allocating shares in our IPO to the underwriters’ customers. The action seeks damages, fees and costs associated with the litigation, and interest. We and our officers and directors believe that the allegations in the complaint are without merit and have defended the litigation vigorously. The litigation process is inherently uncertain and unpredictable, however, and there can be no guarantee as to the ultimate outcome of this pending lawsuit.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the price of its securities. Due to the volatility of our stock price, we may be the target of securities litigation in the future. The expense of defending and the outcome of pending and future shareholder litigation, including the New York securities litigation described above, and the possible inadequacy of the Company’s insurance to cover its obligations with respect to the ultimate resolution of any pending or future litigation matters could have a material adverse effect on our operating results. Securities litigation could also divert management’s attention and resources from our business, which could have a material adverse effect on our business and operating results.

Failure to Protect Our Intellectual Property Could Harm Our Name Recognition Efforts and Ability to Compete Effectively

Currently, we rely on a combination of trademarks, copyrights and common law safeguards, including trade secret protection to protect our intellectual property rights. To protect our intellectual property rights in the future, we intend to rely on a combination of patents, trademarks, copyrights and common law safeguards, including trade secret protection. We also rely on restrictions on use, confidentiality and nondisclosure agreements and other contractual arrangements with our employees, affiliates, customers, Alliance Partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our intellectual property and proprietary information. A third-party could obtain our proprietary information or develop products or technology competitive with ours. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered some of our trademarks in the United States and abroad and have other trademark and patent applications pending or in preparation. Effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our products and services to the same extent as in the United States. Failure to adequately protect our intellectual property could harm or even destroy our brands and impair our ability to compete effectively. Further, enforcing our intellectual property rights could result in the expenditure of significant financial and managerial resources and may not prove successful.

Our Stock Price Has Been and May Continue to be Volatile Which May Lead to Losses by Stockholders

The trading price of our common stock has been highly volatile and has fluctuated significantly in the past. During the three months ended October 2, 2004, our stock price fluctuated between a low bid price of $4.45 per share and a high bid price of $6.58 per share. During fiscal 2004, our stock price fluctuated between a low bid price of $4.08 per share and a high bid price of $8.73 per share. We believe that the price of our common stock may continue to fluctuate significantly in the future in response to a number of events and factors relating to our company, our competitors, the market for our products and services and the global economy, many of which are beyond our control, such as:

•	variations in our quarterly operating results;

•	changes in financial estimates and recommendations by securities analysts;

•	changes in market valuations of software companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	loss of a major customer or failure to complete significant business transactions;

•	additions or departures of key personnel;

•	the threat of additional litigation by current or former employees, customers, and shareholders;

•	sales of a substantial number of shares of our common stock in the public market by existing shareholders;

•	sales of common stock or other securities by us in the future; and

•	news relating to trends in our markets.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

Anti-Takeover Provisions in Our Organizational Documents and Delaware Law Could Prevent or Delay a Change in Control of Our Company

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions may also prevent changes in our management. These provisions include, without limitation:

•	authorizing the issuance of undesignated preferred stock;

•	providing for a classified board of directors with staggered, three-year terms;

•	requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder action by written consent; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus and the documents incorporated herein by reference are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties. Any statements contained herein (including without limitation statements to the effect that we “estimate,” “expect,” “anticipate,” “plan,” “believe,” “project,” “continue,” “may,” or “will” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those described in the prospectus under “Risk Factors.” Because of these and other factors that may affect our operating results, past performance should not be considered an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents we file from time to time with the SEC, including our Annual Report on Form 10-K.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from any sale of the shares of common stock being sold by the selling stockholders pursuant to this prospectus.

The selling stockholders will pay any underwriting discounts and commissions, all transfer taxes, and all expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, printing expenses, fees and expenses of our counsel, and fees and expenses of any other person retained by us in connection with the consummation of the offering contemplated hereby, including fees of independent public accountants.

SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, information with respect to the selling stockholders for whom we are registering the shares for resale to the public. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. Each of the selling stockholders received shares of our common stock held by them in connection with the consummation of our acquisition of Synchronicity Software, Inc. The terms of the acquisition are more fully described above under the heading “Recent Developments.” None of the selling stockholders is the beneficial owner of 1% or more of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock and except as set forth in the footnotes to the table. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholders named below. The table has been prepared on the basis of information furnished to us by or on behalf of the selling stockholders. As of September 27, 2004, there were approximately 51,194,486 shares of our common stock outstanding. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all, some or none of the shares. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After Offering
Ascent Venture Partners II, L.P. (2)	197,301	197,301	0
Ascent Venture Partners III, L.P. (2)	176,970	176,970	0
Ascent Venture Partners, L.P. (2)	21,922	21,922	0
Cadence Design Systems, Inc.	361,514	361,514	0
Canaan Capital Limited Partnership (3)	439	439	0
Canaan Capital Offshore Limited Partnership, C.V. (4)	3,668	3,668	0
Canaan Equity II Entrepreneurs LLC (5)	29,584	29,584	0
Canaan Equity II, L.P. (6)	372,649	372,649	0
Canaan Equity II, L.P. (QP) (7)	166,696	166,696	0
Canaan Equity, L.P. (8)	38,261	38,261	0
Canaan S.B.I.C., L.P. (9)	78,054	78,054	0
David Spitzman	1,403	1,403	0
Francis and Mary Jean Clauss	1,198	1,198	0
Intel Corporation	51,351	51,351	0
Intel Capital Corporation	7,668	7,668	0
Leigh E. Michl	342	342	0
Marek Skoskiewicz	866	866	0
Mark A. Ross	3,080	3,080	0
Mark Barlow	1,722	1,722	0
Mary F. Byrd	855	855	0
Paul and Karen Sand	1,198	1,198	0
Synopsys, Inc.	34,234	34,234	0
Thomas Bouzane	855	855	0
Wheatley Foreign Partners, L.P. (10)	10,382	10,382	0
Wheatley Partners, L.P. (10)	139,563	139,563	0
Wheatley Partners Annex Fund, L.P. (10)	121,081	121,081	0
Wheatley Partners II Annex Fund, L.P. (10)	121,081	121,081	0
Wheatley Partners II, L.P. (11)	225,585	225,585	0
Wheatley Associates III, L.P. (12)	17,681	17,681	0
Wheatley Partners III, L.P. (12)	84,742	84,742	0
Wheatley Foreign Partners III, L.P. (12)	18,658	18,658	0
Woodland Venture Fund (13)	2,190	2,190	0
Seneca Ventures (13)	2,190	2,190	0
Barry Fingerhut (14)	4,381	4,381	0
Irwin Lieber (14)	4,381	4,381	0

(1)	Each selling stockholders has agreed that from and after August 4, 2004, through the last date upon which MatrixOne is obligated to maintain the effectiveness of this registration statement, without the prior written consent of MatrixOne, such selling stockholder will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares registered hereunder or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the shares registered hereunder, whether any such transaction described in (a) or (b) above is to be settled by delivery of shares registered hereunder, in cash or otherwise, except for: (i) sales of shares pursuant to this registration statement (A) of up to 25% of the shares registered hereunder owned by such selling stockholder as of August 4, 2004, upon the Securities and Exchange Commission declaration of the effectiveness of the registration statement and thereafter, (B) of up to an additional 10% of the shares registered hereunder owned by such selling stockholder as of August 4, 2004, upon the two week anniversary of the date of the effectiveness of the registration statement and thereafter and (C) of up to an additional 5% of the shares registered hereunder owned by such selling stockholder as of August 4, 2004, upon each of third through fifteenth weekly anniversaries of the date of the effectiveness of the registration Statement and thereafter, or (ii) (A) transfers of shares registered hereunder as a bona fide gift or gifts or (B) distributions of shares registered hereunder to limited partners of such selling stockholder. Additionally, the selling stockholders have agreed not to sell more than 25% of the shares registered hereunder owned by such selling stockholder as of August 4, 2004 pursuant to the registration statement in any one week.

(2)	Prior to the offering, Ascent Venture Partners, L.P. was the record holder of 21,922 shares of common stock (the “Ascent Shares”), Ascent Venture Partners II, L.P. was the record holder of 197,301 shares of common stock (the “Ascent II Shares”), and Ascent Venture Partners III, L.P. was the record holder of 176,970 shares of common stock (the “Ascent III Shares”). By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, managing members and stockholders, as the case may be, each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the Ascent Shares, the Ascent II Shares and the Ascent III Shares for an aggregate of 396,193 shares (the “Record Shares”). Each of Ascent Venture Management, LLC (as sole general partner of Ascent Venture Partners, L.P.), Ascent Venture Management II, L.P. (as sole general partner of Ascent Venture Partners II, L.P.) and Ascent Venture Management III, LLC (as sole general partner of Ascent Venture Partners III, L.P.) may also be deemed to beneficially own the Record Shares. As the managing members of (a) Ascent Venture Management, LLC, (b) the general partner of Ascent Venture Management II, L.P. and (c) Ascent Venture Management III, LLC, each of Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra may be deemed to beneficially own the Record Shares.
(3)	Prior to the offering, Canaan Capital Limited Partnership (“CCLP”) was the beneficial owner of 439 shares of common stock, of which it has sole voting power as to 439 shares, shared voting power as to 81,722 shares, sole dispositive power as to 439 shares and shared dispositive power as to 81,722 shares. CCLP and CCOLP (defined below) have common general partners and share in the ownership of CSBIC (defined below). The General Partner of CCLP is Canaan Capital Partners LP (“CCPLP”), and the General Partners of CCPLP are Eric A. Young, Stephen L. Green, Gregory Kopchinsky and Deepak Kamra (the “CCPLP General Partners”). Accordingly, the CCPLP General Partners, CCLP and CCOLP may be deemed to share voting and dispositive power of the respective shares and the shares of CSBIC.
(4)	Prior to the offering, Canaan Capital Offshore Limited Partnership, C.V. (“CCOLP”) was the beneficial owner of 3,668 shares of common stock, of which it has sole voting power as to 3,668 shares, shared voting power as to 78,493 shares, sole dispositive power as to 3,668 shares and shared dispositive power as to 78,493 shares. CCOLP and CCLP have common general partners and share in the ownership of CSBIC (defined below). The General Partner of CCOLP is CCPLP, and the General Partners of CCPLP are Eric A. Young, Stephen L. Green, Gregory Kopchinsky and Deepak Kamra (the “CCPLP General Partners”). Accordingly, the CCPLP General Partners, CCOLP and CCLP may be deemed to share voting and dispositive power of the respective shares and the shares of CSBIC.
(5)	Prior to the offering, Canaan Equity II Entrepreneurs LLC (“CEIIE”) was the beneficial owner of 29,584 shares of common stock, of which it has sole voting power as to 29,584 shares, shared voting power as to 539,345 shares, sole dispositive power as to 29,584 shares and shared dispositive power as to 539,345 shares. CEIIE, CEII (defined below) and CEIIQP (defined below) have common general partners. The Manager of CEIIE is Canaan Equity Partners II LLC (“CEPII”), and the Managers of CEPII are Eric A. Young, Stephen L. Green, Gregory Kopchinsky, Deepak Kamra, John V. Balen, Guy M. Russo and James C. Furnivall (the “CEPII General Partners”). Accordingly, the CEPII General Partners, CEIIE, CEII and CEIIQP may be deemed to share voting and dispositive power of the respective shares.
(6)	Prior to the offering, Canaan Equity II, L.P. (“CEII”) was the beneficial owner of 372,649 shares of common stock, of which it has sole voting power as to 372,649 shares, shared voting power as to 196,280 shares, sole dispositive power as to 372,649 shares and shared dispositive power as to 196,280 shares. CEII, CEIIE and CEIIQP (defined below) have common general partners. The General Partner of CEII is CEPII, and the Managers of CEPII are the CEPII General Partners. Accordingly, the CEPII General Partners, CEII, CEIIE and CEIIQP may be deemed to share voting and dispositive power of the respective shares.
(7)	Prior to the offering, Canaan Equity II, L.P. (QP)(“CEIIQP”) was the beneficial owner of 166,696 shares of common stock, of which it has sole voting power as to 166,696 shares, shared voting power as to 402,233 shares, sole dispositive power as to 166,696 shares and shared dispositive power as to 402,233 shares. CEIIQP, CEIIE and CEII have common general partners. The General Partner of CEIIQP is CEPII, and the Managers of CEPII are the CEPII General Partners. Accordingly, the CEPII General Partners, CEIIQP, CEIIE and CEII may be deemed to share voting and dispositive power of the respective shares.
(8)	Prior to the offering, Canaan Equity, L.P. (“CELP”) was the beneficial owner of 38,261 shares of common stock, of which it has sole voting power as to 38,261 shares, shared voting power as to 38,261 shares, sole dispositive power as to 38,261 shares and shared dispositive power as to 38,261 shares. The General Partner of CELP is Canaan Equity Partners LLC (“CEP”) and the General Partners of CEP are Eric A. Young, Stephen L. Green, Gregory Kopchinsky, Deepak Kamra, John V. Balen, Guy M. Russo and James C. Furnivall (the “CEP General Partners”). Accordingly, the CEP General Partners may be deemed to have shared voting and dispositive power of these shares.
(9)	Prior to the offering, Canaan S.B.I.C., L.P. (“CSBIC”) was the beneficial owner of 78,054 shares of common stock, of which it has sole voting power as to 78,054 shares, shared voting power as to 4,107 shares, sole dispositive power as to 78,054 shares and shared dispositive power as to 4,107 shares. The shared voting and dispositive powers are due to the fact that CSBIC is owned by CEIIE and CCOLP. The General Partner of CSBIC is Canaan SBIC Partners LP (“CSBICLP”), and the General Partners of CSBICLP are Eric A. Young, Stephen L. Green, Gregory Kopchinsky and Deepak Kamra (the “CSBICLP General Partners”). Accordingly, the CSBICLP General Partners may be deemed to have shared voting and dispositive power of these shares.
(10)	The general partner of this entity is Wheatley Partners LLC, whose members are Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber and Seth Lieber. Each voting member of the general partner may be deemed to share voting and dispositive power over the shares held by this entity.
(11)	The general partners of this entity are Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber and Seth Lieber. Each general partner may be deemed to share voting and dispositive power over the shares held by this entity.
(12)	The general partner of this entity is Wheatley Partners III LLC, whose voting members are Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber, Seth Lieber and Nancy Casey. Each member of the general partner may be deemed to share voting and dispositive power over the shares held by this entity.
(13)	The general partners of this entity are Barry Rubenstein and Woodland Services Corp. Barry Rubenstein is the sole shareholder, sole director and President of Woodland Services Corp. Marilyn Rubenstein (Mr.

Rubenstein’s wife) is the Secretary and Treasurer of Woodland Services Corp. Each general partner (and the owners thereof, as applicable) may be deemed to share voting and dispositive power over the shares held by this entity.

(14) See footnotes (10), (11) and (12).

In recognition of the fact that the selling stockholders may desire the ability to sell the shares when they consider it appropriate, in connection with our acquisition of Synchronicity we entered into a registration rights agreement whereby we agreed to file with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) to permit the resale of the shares from time to time and to use our commercially reasonable efforts to keep the registration statement effective for the period from effectiveness of the registration statement of which this prospectus forms a part until the earlier of (i) the date when all shares of common stock registered pursuant hereto (as adjusted to reflect fully the effect of any stock splits, reverse splits, stock dividends (including any dividends or distributions of securities convertible into shares of our common stock) and recapitalizations) have been sold, (ii) the date upon which all shares of common stock registered pursuant hereto (as adjusted to reflect fully the effect of any stock splits, reverse splits, stock dividends (including any dividends or distributions of securities convertible into shares of our common stock) and recapitalizations) may be sold without registration pursuant to Rule 144(k) of the Securities Act or (iii) the first anniversary of the date upon which the registration statement is declared effective by the Securities and Exchange Commission.

An aggregate of 691,124 of the shares set forth above under the heading “Number of Shares of Common Stock Beneficially Owned Prior to the Offering” have been deposited in an escrow account in accordance with the Payment, Escrow and Exchange Agreement, dated as of August 4, 2004 (the “PE&E Agreement”), among MatrixOne, Inc.; James Furnivall, as the representative; EquiServe Trust Company, N.A., as Exchange Agent; and U.S. Bank National Association, as Escrow Agent. The escrowed shares will be used to indemnify MatrixOne against certain losses, if any, resulting from breaches of any representation, warranty or covenant made by the selling stockholders of Synchronicity in the Agreement and Plan of Merger dated as of June 4, 2004. The escrowed shares that are withdrawn from the escrow account in order to satisfy outstanding indemnification claims made by MatrixOne pursuant to the PE&E Agreement will be released on or promptly after September 4, 2005 and will thereafter be available for sale pursuant to the registration statement of which this prospectus forms a part, assuming such registration statement is then effective.

Based on representations by the selling stockholders, to the best of our knowledge, none of the selling stockholders had a material relationship with us or any of our affiliates within the three-year period ending on the date of this prospectus.

PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes pledgees, donees, transferees, designees, or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, distribution of trust proceeds or other non-sale related transfer provided that any such pledgee, donee, transferee, designee or other successor-in-interest is either (i) another selling stockholder, (ii) the spouse, child, grandchild, aunt, uncle, niece or nephew of any selling stockholder, (iii) an heir, executor, administrator, testamentary trustee, legatee or beneficiary of any selling stockholder or (iv) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general and limited partners of which, include only one or more of the persons specified in clauses (i), (ii) and (iii). The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for it own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in privately negotiated transactions;

•	in options transactions; and

•	through other means.

In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in their ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

The selling stockholders will pay any underwriting discounts and commissions, all transfer taxes, and all expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, printing expenses, fees and expenses of our counsel, and fees and expenses of any other person retained by us in connection with the consummation of the offering contemplated hereby, including our independent public accountants.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed to use our commercially reasonable efforts to keep the registration statement effective for the period from effectiveness of the registration statement of which this prospectus forms a part until the earlier of (i) the date when all shares of common stock registered pursuant hereto (as adjusted to reflect fully the effect of any stock splits, reverse splits, stock dividends (including any dividends or distributions of securities convertible into shares of our common stock) and recapitalizations) have been sold, (ii) the date upon which all shares of common stock registered pursuant hereto (as adjusted to reflect fully the effect of any stock splits, reverse splits, stock dividends (including any dividends or distributions of securities convertible into shares of our common stock) and recapitalizations) may be sold without registration pursuant to Rule 144(k) of the Securities Act or (iii) the first anniversary of the date upon which the registration statement is declared effective by the Securities and Exchange Commission. We may suspend the selling stockholders’ rights to resell shares under this prospectus under certain limited circumstances.

EquiServe Trust Company, N.A., 150 Royall Street, Canton, MA 02021, is the transfer agent for the shares of our common stock.

LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by Testa, Hurwitz & Thibeault, LLP.

EXPERTS

The consolidated financial statements of MatrixOne, Inc. at July 3, 2004 and June 30, 2003, and for each of the three years in the period ended July 3, 2004, appearing in MatrixOne’s Annual Report (Form 10-K) for the year ended July 3, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Synchronicity Software, Inc. as of December 31, 2003 and for the year then ended incorporated in this prospectus by reference from our Current Report on Form 8-K/A dated September 29, 2004 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report express an unqualified opinion and includes an explanatory paragraph relating to Synchronicity’s ability to continue as a going concern) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the Securities and Exchange Commission or documents that we will file with the Securities and Exchange Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering, as well as the following documents:

•	our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2004 filed with the Securities and Exchange Commission on November 10, 2004;

•	our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 27, 2004, regarding our financial results for the first quarter ended October 2, 2004;

•	our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 16, 2004, regarding the election of a new member to our Board of Directors;

•	our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 27, 2004, regarding the resignation of our Chief Financial Officer and the appointment of our acting Chief Financial Officer;

•	our Annual Report on Form 10-K for the fiscal year ended July 3, 2004 filed with the Securities and Exchange Commission on August 27, 2004;

•	our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 10, 2004, as amended by Form 8-K/A filed with the Securities and Exchange Commission on September 29, 2004, which contains the audited financial statements of Synchronicity Software, Inc. as of December 31, 2003, the unaudited financial statements of Synchronicity Software, Inc. as of June 30, 2004 and the unaudited pro forma combined condensed balance sheet and statement of operations as of and for the for the year ended July 3, 2004 of MatrixOne, Inc.;

•	our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 29, 2004, regarding our financial results for the quarter and year ended July 3, 2004; and

•	our Registration Statement on Form 8-A12G, filed February 2, 2000, which contains a description of our common stock.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (including any exhibits to such documents that are specifically incorporated by reference in that information, but excluding other exhibits to such documents) but not delivered with this prospectus. You may request a copy of these documents at no cost, by writing or telephoning Gary D. Hall, MatrixOne, Inc., 210 Littleton Road, Westford, MA 01886, telephone (978) 589-4000.

WHERE YOU CAN FIND MORE INFORMATION

Access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission and any amendments thereto may be obtained through the Investor Relations section of our website at www.matrixone.com/investor as soon as reasonably practical after we electronically file or furnish these reports. We do not charge for access to and viewing of these reports. Information on our Investor Relations page and on our website is not part of this prospectus unless specifically incorporated herein by reference.

You may inspect any of our public filings with the Securities and Exchange Commission at the principal offices of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the Securities and Exchange Commission’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. In addition, our filings with the Securities and Exchange Commission may be accessed through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system at www.sec.gov.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or any of the selling stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

2,303,745 shares

MATRIXONE, INC.

Common Stock

PROSPECTUS

November __, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to Be Paid by Registrant
SEC registration fee	$1,390.83
Legal fees and expenses	20,000.00
Accounting fees and expenses	40,000.00
Miscellaneous	2,000.00

Total:	$63,390.83

None of these expenses are being paid by the selling stockholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant’s Bylaws provides for mandatory indemnification of its directors, officers, trustees, partners, employees or agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16. EXHIBITS

The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.	Item and Reference
2.1	Agreement and Plan of Merger dated as of June 4, 2004 by and among MatrixOne, Inc., MatrixOne International, Inc., Insync Merger Corporation, Synchronicity Software, Inc., the noteholders and certain stockholders of Synchronicity Software, Inc. and James Furnivall as the representative (filed as Exhibit 2.1 to the Current Report on Form 8-K of MatrixOne as filed with the Securities and Exchange Commission on August 10, 2004, as amended by Form 8-K/A filed with the SEC on September 29, 2004 and incorporated herein by reference).

4.1	Registration Rights Agreement dated as of August 4, 2004 by and between MatrixOne, Inc. and the representative of former noteholders and certain stockholders of Synchronicity Software, Inc. (filed as Exhibit 4.1 to the Current Report on Form 8-K of MatrixOne as filed with the Securities and Exchange Commission on August 10, 2004, as amended by Form 8-K/A filed with the SEC on September 29, 2004 and incorporated herein by reference).

4.2	Form of Common Stock Certificate (filed as Exhibit 3 to the Registration Statement on Form 8-A12G, filed with the Securities and Exchange Commission on February 2, 2000 and incorporated herein by reference).

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP (filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 29, 2004).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

23.3	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1 to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 29, 2004).

24	Power of Attorney (included on signature pages to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 29, 2004).

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Westford, Commonwealth of Massachusetts on November 18, 2004.

MATRIXONE, INC.

By:	/s/ Mark F. O’Connell
Mark F. O’Connell
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title(s)	Date
/s/ Mark F. O’Connell	President, Chief Executive Officer and Director (principal executive officer)	November 18, 2004
Mark F. O’Connell

*	Acting Chief Financial Officer and Treasurer; Vice President and Controller (principal financial and accounting officer)	November 18, 2004
Gary D. Hall

*	Director	November 18, 2004
Gregory R. Beecher

*	Director	November 18, 2004
David G. DeWalt

*	Director	November 18, 2004
Daniel J. Holland

*	Director	November 18, 2004
James F. Morgan

*	Director	November 18, 2004
Charles R. Stuckey, Jr.

*By:	/s/ Mark F. O’Connell
Mark F. O’Connell
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Item and Reference
2.1	Agreement and Plan of Merger dated as of June 4, 2004 by and among MatrixOne, Inc., MatrixOne International, Inc., Insync Merger Corporation, Synchronicity Software, Inc., the noteholders and certain stockholders of Synchronicity Software, Inc. and James Furnivall as the representative (filed as Exhibit 2.1 to the Current Report on Form 8-K of MatrixOne as filed with the Securities and Exchange Commission on August 10, 2004, as amended by Form 8-K/A filed with the SEC on September 29, 2004 and incorporated herein by reference).

4.1	Registration Rights Agreement dated as of August 4, 2004 by and between MatrixOne, Inc. and the representative of former noteholders and certain stockholders of Synchronicity Software, Inc. (filed as Exhibit 4.1 to the Current Report on Form 8-K of MatrixOne as filed with the Securities and Exchange Commission on August 10, 2004, as amended by Form 8-K/A filed with the SEC on September 29, 2004 and incorporated herein by reference).

4.2	Form of Common Stock Certificate (filed as Exhibit 3 to the Registration Statement on Form 8-A12G, filed with the Securities and Exchange Commission on February 2, 2000 and incorporated herein by reference).

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP (filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 29, 2004).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

23.3	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1 to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 29, 2004).

24	Power of Attorney (included on signature pages to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 29, 2004).